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                                                                     EXHIBIT 3.1


                              ARTICLES OF AMENDMENT

                                       OF

                       INTERNATIONAL SPEEDWAY CORPORATION


         Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned corporation adopts these Articles of Amendment.

         First: The name of the corporation is International Speedway
Corporation.

         Second: The Amended and Restated Articles of Incorporation of International Speedway Corporation are amended by changing the first sentence of Section A of Article VI of the Amended and Restated Articles of Incorporation, so that, as amended it shall read as follows:

         A. NUMBER AND TERM OF DIRECTORS.
         The number of members of the Corporation's Board shall be fixed from time to time by resolution of the Board.

         Third: These Articles of Amendment to the Amended and Restated Articles of Incorporation of the corporation set forth above were adopted by shareholders of International Speedway Corporation on July 26, 1999. Holders of class A common stock, par value $.01 per share and class B common stock, par value $.01 per share are entitled to vote together as a group to approve these Articles of Amendment. The number of votes cast for these Articles of Amendment by the shareholders was sufficient for approval.


         IN WITNESS WHEREOF, International Speedway Corporation has caused this Articles of Amendment to be executed by an officer thereunto duly authorized on this 26th day of July, 1999.


                                                  By: /s/ William C. France
                                                      ------------------------
                                                  Name: William C. France
                                                  Its: Chief Executive Officer